GSI Technology, Inc. Reports First-Quarter Fiscal 2014 Results

SUNNYVALE, CA -- (Marketwired - July 25, 2013) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its first fiscal quarter ended June 30, 2013.

The Company reported a net loss of ($441,000), or ($0.02) per diluted share, on net revenues of $16.4 million for the first quarter of fiscal 2014, compared to net income of $920,000, or $0.03 per diluted share, on net revenues of $16.8 million in the first quarter of fiscal 2013 and net income of $950,000, or $0.03 per diluted share, on net revenues of $15.7 million in the fourth quarter of fiscal 2013, ended March 31, 2013. Gross margin was 45.5% compared to 40.3% in the prior year period and 46.3% in the preceding fourth quarter.

Total operating expenses in the first quarter of fiscal 2014 were $8.0 million, up from $5.9 million in the first quarter of fiscal 2013 and $6.8 million in the preceding quarter. Research and development expenses were $3.0 million, compared to $2.8 million in the prior year period and $2.9 million in the preceding quarter. Selling, general and administrative expenses, which include litigation-related expenses, were up substantially to $5.0 million compared to $3.0 million in the first quarter of fiscal 2013 and $3.9 million in the preceding quarter.

The net loss in the first quarter was the result of a substantial increase in litigation-related expenses which were $2.3 million, up from $1.2 million in the previous quarter and $455,000 in the same period a year ago. The litigation-related expenses again were primarily associated with the patent infringement proceeding before the United States International Trade Commission (the "ITC") which was instituted in response to a complaint filed by Cypress Semiconductor Corp. in June 2011 and a related antitrust lawsuit filed by GSI against Cypress in July 2011. During the first quarter of fiscal 2014, the ITC terminated the proceeding and confirmed the initial determination of Chief Administrative Law Judge Charles E. Bullock, finding that GSI's memory devices do not infringe the Cypress patents asserted against GSI and other respondents.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted, "We are pleased that our net revenues came in above the range of $15.0 million to $16.0 million we had projected early in the first quarter due to stronger than expected orders late in the quarter. First quarter gross margin also remained strong at 45.5%, well above our operating model, due to a favorable product mix. However, we did experience higher than expected legal expenses during the quarter, resulting in a net loss, our first following 38 consecutive quarters of profitability. Although we continue to be involved in litigation, including patent and antitrust litigation with Cypress, with the ITC proceeding behind us, we are hopeful that these expenses will be lower in coming quarters, helping us to return to profitability."

First-quarter direct and indirect sales to Cisco Systems were $2.8 million, or 17.1% of net revenues, compared to $3.9 million, or 24.8% of net revenues, in the prior quarter, and $4.1 million, or 24.2% of net revenues, in the same period a year ago. Military/defense sales were 13.3% of shipments compared to 12.7% of shipments in the prior quarter and 11.9% of shipments in the comparable period a year ago. SigmaQuad sales were 41.6% of shipments compared to 38.9% in the prior quarter and 38.0% in the first quarter of fiscal 2013.

First-quarter fiscal 2014 operating loss was ($541,000), compared to operating income of $439,000, or 2.8% of net revenues, in the prior quarter and $880,000, or 5.2% of net revenue, a year ago. First-quarter fiscal 2014 net loss included interest and other income of $111,000 and a tax provision of $11,000, compared to $136,000 in interest and other income and a tax provision of $96,000 a year ago; in the prior quarter, net income included $88,000 in interest and other income and a tax benefit of $423,000.

Total first-quarter pre-tax stock-based compensation expense was $565,000 compared to $589,000 in the prior quarter and $562,000 in the comparable quarter a year ago.

At June 30, 2013, the Company had $63.8 million in cash, cash equivalents and short-term investments, $41.4 million in long-term investments, $82.0 million in working capital, no debt, and stockholders' equity of $133.2 million.

Outlook for Second Quarter of Fiscal 2014

We currently expect net revenues in the second quarter of fiscal 2014 to be in the range of $16.0 million to $17.0 million, with gross margin of approximately 45%.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2013 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, July 25, 2013. To listen to the teleconference, please call toll-free 888-576-4387 approximately 10 minutes prior to the start time and provide conference ID 7600855. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; intensive competition; and the patent infringement litigation currently pending against the Company, including the costs associated with that litigation and related antitrust litigation. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

(financial tables follow)

                            GSI TECHNOLOGY, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (Unaudited)

                                                    Three Months Ended
                                             -------------------------------
                                              June 30,   Mar. 31,   June 30,
                                                2013       2013       2012
                                             ---------  ---------  ---------

Net revenues                                 $  16,412  $  15,707  $  16,783
Cost of goods sold                               8,946      8,432     10,018
                                             ---------  ---------  ---------

Gross profit                                     7,466      7,275      6,765
                                             ---------  ---------  ---------

Operating expenses:

  Research & development                         2,997      2,904      2,838
  Selling, general and administrative            5,010      3,932      3,047
                                             ---------  ---------  ---------
    Total operating expenses                     8,007      6,836      5,885
                                             ---------  ---------  ---------

Operating income (loss)                           (541)       439        880

Interest and other income, net                     111         88        136
                                             ---------  ---------  ---------

Income (loss) before income taxes                 (430)       527      1,016
Provision (benefit) for income taxes                11       (423)        96
                                             ---------  ---------  ---------
Net income (loss)                            $    (441) $     950  $     920
                                             =========  =========  =========

Net income (loss) per share, basic           $   (0.02) $    0.04  $    0.03
Net income (loss) per share, diluted         $   (0.02) $    0.03  $    0.03

Weighted-average shares used in computing
 per share amounts:

Basic                                           27,178     27,039     27,361
Diluted                                         27,178     28,553     27,963

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                                                    Three Months Ended
                                             -------------------------------
                                              June 30,   Mar. 31,   June 30,
                                                2013       2013       2012
                                             ---------  ---------  ---------

Cost of goods sold                           $      94  $      93  $      90
Research & development                             258        279        283
Selling, general and administrative                213        217        189
                                             ---------  ---------  ---------
                                             $     565  $     589  $     562
                                             =========  =========  =========

Litigation related expenses included in the Condensed Consolidated
 Statements of Operations:

                                                    Three Months Ended
                                             -------------------------------
                                              June 30,   Mar. 31,   June 30,
                                                2013       2013       2012
                                             ---------  ---------  ---------

Selling, general and administrative          $   2,263  $   1,202  $     455

                            GSI TECHNOLOGY, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                 (Unaudited)

                                               June 30, 2013  March 31, 2013
                                              --------------  --------------
Cash and cash equivalents                     $       42,781  $       41,120
Short-term investments                                21,065          26,139
Accounts receivable                                   10,284          10,241
Inventory                                             12,177          13,809
Other current assets                                   5,668           6,169
Net property and equipment                            10,325          10,774
Long-term investments                                 41,449          35,495
Other assets                                           2,162           2,098
                                              --------------  --------------
Total assets                                  $      145,911  $      145,845
                                              ==============  ==============

Current liabilities                           $        9,960  $       10,859
Long-term liabilities                                  2,755           2,803
Stockholders' equity                                 133,196         132,183
                                              --------------  --------------
Total liabilities and stockholders' equity    $      145,911  $      145,845
                                              ==============  ==============

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
David Fore or Brett Maas
Hayden IR
206-395-2711